Exhibit 4.2

CHINA NUOKANG BIO-PHARMACEUTICAL INC.

Number	Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$1,000,000 divided into 2,000,000,000 Shares of a par value of US$0.0005 each

THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                      day of                      20              by:

DIRECTOR

TRANSFER

I                                                           (the Transferor) for the value received DO HEREBY transfer to                                                       (the Transferee)                                                       the shares standing in my name in the undertaking called CHINA NUOKANG BIO-PHARMACEUTICAL INC.

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor